Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Trulieve Cannabis Corp. on Form S-3 of our report dated March 30, 2022, with respect to our audit of the consolidated financial statements of Trulieve Cannabis Corp. as of December 31, 2021, and for the year then ended, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for deferred tax assets and liabilities in acquisitions effective December 31, 2021.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

July 7, 2022